Evergreen Premier 20 Fund: Semiannual Report as of March 31, 2003

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
13	SCHEDULE OF INVESTMENTS
16	STATEMENT OF ASSETS AND LIABILITIES
17	STATEMENT OF OPERATIONS
18	STATEMENTS OF CHANGES IN NET ASSETS
19	NOTES TO FINANCIAL STATEMENTS
24	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Copyright 2003.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc., 90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

May 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer
Dear Evergreen shareholder,

We are pleased to provide the semiannual report for Evergreen Premier 20 Fund, which covers the six-month period ended March 31, 2003.

Market analysis

The past six months have been another wild ride for equity investors. Twice the major market indexes have hit five-year lows, alternately pressured by the inconsistent recovery and fear of war with Iraq. Investors found value in equities upon reaching these lows, and each time the markets came roaring back. The period began after another troubling summer and investors headed into the fourth quarter with little optimism amid rising volatility. Economic data was mixed and questions of corporate credibility remained fresh in investors' minds. Fears of terror were heightened by the sniper shootings, and the U.S. pressured the United Nations to take action on Iraq. As a result, stocks faced a huge challenge in early October. The major equity market indexes exceeded their five-year lows achieved in July. History suggested that it was crunch time for the stock market, since "double-bottoms" typically result with extremes on the upside or the downside. Flat performance has proven to be a rare phenomenon after such events and few investors appeared willing to stomach further losses.

Fortunately, equities rallied handsomely after this critical juncture. Daily trading volume improved and even on down days, the market experienced higher lows. The improvements in stocks weren't just technical, though, as fundamentals also showed positive signals. Valuations had become very attractive relative to Treasury yields and corporate earnings prospects. After an eight-week sprint with gains in the 20% range, however, equities slowed down in mid-November with weakening economic data. Manufacturing had registered three consecutive monthly declines and the unemployment rate began to climb. Confidence also waned as

LETTER TO SHAREHOLDERS continued

international tensions increased. The Federal Reserve Board then surprised Wall Street and Main Street with a larger-than-expected rate cut at its November meeting. The target for the federal funds rate now stood at 1.25%, and short-term interest rates were now 80% lower than where they stood at the beginning of the recession in January 2001. This wasn't enough to encourage equity investors, though, and the major market indexes finished 2002 with their third consecutive annual decline.

After three down years in equities and unusually strong performance in the Treasury markets, investors positioned themselves for improving economic fundamentals and equities rose more than 5% in the first two weeks of trading in 2003. Unfortunately, the quick gains in equities were soon eliminated, as the uncertain geopolitical environment trounced investor confidence. The U.S. and Great Britain failed to achieve U.N. backing for war in Iraq, and as the diplomatic efforts unraveled, investors became increasingly uneasy. Once again, stocks attempted to revisit the lows achieved last year. But while the threat of war kept many investors away, it turns out that the uncertainty of war played a bigger role. Ironically, as war approached and immediately after the conflict's inception, investors poured money back into the equity market. Equities surged and many bonds, particularly Treasuries, sold off as investors removed monies from these safe havens. The prices of gold and oil also fell, while the dollar gained.

Part of the reason for investor optimism was the perception that a quick victory in the war against Iraq would result in an administration more focused on the domestic economy and the proposed changes to fiscal policy. While these are likely outcomes of a coalition victory, investors must keep in mind that other challenging issues lurk beyond Iraq. North Korea and Iran will still be on the President's watch list, and terrorist groups throughout the globe will likely have more fuel for their fires of hatred. Deep diplomatic wounds must be patched before a seamless transition emerges in the global marketplace.

Despite these challenges, many fundamentals continue to suggest a moderate recovery for the economy and the financial markets. We expect gross domestic product growth in the range of 2.5% in 2003, supported by low inflation and interest rates, solid productivity, and an improving fiscal climate.

LETTER TO SHAREHOLDERS continued

Strength in services industries should continue to provide an offset to the weakness in manufacturing. Business spending on equipment and software has increased over the past three quarters, and the recent expansion of orders for durable goods and low inventory levels suggest that some of the excess capacity in the system may soon be put to better use. While some businesses remain burdened by debt, we believe that many more have improved their operating leverage through drastic cost reductions over the past two years. This should enable margins to expand on simply mild increases in revenue. As a result, we continue to project operating earnings growth for companies in the Standard & Poor's 500 Index (S&P 500) of 8%. Considering interest rates, profits and inflation, we view equities as attractively priced and we maintain our year-end fair value range of 1000 to 1050 for the S&P 500. Without sufficient economic or corporate developments, we would be suspicious of further euphoric, war-related gains in excess of these levels.

For more information

Please visit our Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the "About Evergreen Investments" menu tab. Thank you for your continued support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of March 31, 2003

MANAGEMENT TEAM

Patricia A. Bannan, CFA
Large Cap Core Growth Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1
Portfolio inception date: 10/31/2000

	Class A	Class B	Class C	Class I
Class inception date	10/31/2000	10/31/2000	10/31/2000	10/31/2000

6-month return with sales charge	-6.02%	-5.48%	-2.71%	N/A

6-month return w/o sales charge	-0.25%	-0.50%	-0.75%	0.00%

Average annual return*

1 year with sales charge	-31.88%	-31.87%	-29.84%	N/A

1 year w/o sales charge	-27.76%	-28.29%	-28.37%	-27.66%

Since portfolio inception	-32.83%	-32.59%	-31.94%	-31.02%

Maximum sales charge	5.75%	5.00%	1.00%	N/A
	Front End	CDSC	Front End
			1.00%
			CDSC

*Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

The fund incurs 12b-1 fees of 0.30% for Class A and 1.00% for Classes B and C. The advisor is waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

2 Source: Morningstar, Inc.

Morningstar's Style Box is based on a portfolio date as of 3/31/2003.

The domestic equity style box placement is based on 10 growth and valuation measures for each of the fund's holdings, as well as the size of the companies in which it invests, or median market capitalization.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Premier 20 Fund Class A shares,1 versus a similar investment in the Russell 3000 Growth Index (Russell 3000 Growth) and the Consumer Price Index (CPI).
The Russell 3000 Growth is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund's investment objective is nonfundamental and may be changed without the vote of the fund's shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Funds that concentrate their investments in a single industry or sector may face increased risk of price fluctuation over more diversified funds due to adverse developments within that industry or sector.

This fund may experience a high turnover rate; however, it is not a principal strategy of the fund to trade frequently. High portfolio turnover can result in higher costs, which may affect fund performance.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

Nondiversified funds may face increased risk of price fluctuation over more diversified funds due to adverse developments within certain sectors.

All data is as of March 31, 2003, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund's Class A shares had a total return of -0.25% for the six-month period ended March 31, 2003, excluding any applicable sales charges. During the same period, the Russell 3000 Growth Index returned 5.84%, while the median return of funds in Lipper's multi-cap growth classification was 3.00%. Lipper is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 3/31/2003)

Total Net Assets	$57,740,982

Number of Holdings	32

P/E Ratio	24.0x

What was the investment environment like during the period?

The six months saw a strong rally in equity prices from mid-October through November 2002, but that rally proved short-lived, driven by internal technical factors within the stock market rather than any fundamental trends in either the economy or corporate earnings power. In fact, the economy showed no signs of any sustainable growth. The resulting uncertainty in the minds of equity investors was compounded by growing geopolitical concerns, which culminated in the war with Iraq. As the nation waited for resolution of the situation in Iraq, corporations continued to delay any major capital spending programs that would act as a stimulus to the economy.

While consumer spending had been the principal force propelling economic growth, consumer confidence fell during the period and discretionary spending showed signs of slowing as individuals worried about war and about the security of their own jobs. At the same time, the absolute level of consumer spending has been impressive. Consumer spending has been fueled by low interest rates and a home refinancing boom encouraged by the low rates.

What were your principal strategies in managing the fund?

We continued to emphasize high-quality companies that are leaders in their industries as well as quality companies whose businesses support strong themes or trends in the economy. While we are willing to invest in companies of all sizes, during this challenging period we have tended to emphasize the stocks of larger, more stable companies. We pay very careful attention to stock price in this strategy. By definition, Premier 20 is a concentrated fund. By prospectus we are required to have 80% of the fund invested in our top 20 holdings, and we can invest in no more than 40 different stocks at any time. We held 32 different stocks at the end of the period, on March 31.

The extreme market fluctuations of the past six months have been especially challenging for a strategy that concentrates on a relatively low number of stocks. However, we have attempted to take advantage of the volatility to find good companies selling at desirable stock prices. For example, we added to our position in Forest Labs, a specialty pharmaceutical company, when its stock price became particularly attractive. Forest Labs, which has strong marketing power, has had great success with its second generation

PORTFOLIO MANAGER INTERVIEW continued

anti-depression drug and currently is developing a potentially promising drug for the treatment of Alzheimer's Disease. We also try to trim holdings as they reach the target stock prices that we have set.

TOP 5 SECTORS
(as a percentage of 3/31/2003 net assets)

Information Technology	29.5%

Health Care	21.5%

Consumer Discretionary	18.6%

Industrials	15.7%

Financials	4.5%

What types of investment most influenced performance, either positively or negatively, during the six months?

Our sector overweight and underweight positions tended to add to performance during the period, but we had some disappointments among individual stock selections, contributing to the underperformance relative to fund benchmarks. The most positive sector decisions were our overweight position in consumer staples and our underweight in financial services companies.

Individually, the better performing stocks included Amgen, the biotechnology leader that has been able to expand markets by converting existing products to extended-release formulae that require fewer dosages; 3M, the diversified industrial company that has been reorganized and made more efficient; McCormick & Co., a leader in cooking spices that recently was added to the S&P 500 Index; Forest Labs, the specialty pharmaceutical company; and Cisco Systems, the leader in computer networking.

Holding back performance, however, was our underweighted position in the more aggressive technology stocks, which tended to do well in the October-November rally. Many of the performance leaders during this period were lower quality companies whose long-term earnings potentials remain unclear. We also were hurt by not owning any leading internet-related companies early in the six-month period, although we did establish a position in eBay late in 2002.

Among individual holdings, Harley-Davidson and Viacom were a drag on performance during the period, as was our investment in Boston Scientific, a medical devices company.

TOP 10 HOLDINGS
(as a percentage of 3/31/2003 net assets)

Amgen, Inc.	6.0%

Pfizer, Inc.	5.5%

Affiliated Computer Services, Inc.	5.1%

Career Education Corp.	4.7%

Oracle Corp.	4.6%

Citigroup, Inc.	4.5%

Microsoft Corp.	4.4%

Illinois Tool Works, Inc.	4.1%

Staples, Inc.	4.1%

Texas Instruments, Inc.	3.9%

What is your investment outlook?

At the end of the past six-month period, movements in the equity market were driven largely by news about the war with Iraq, rather than any fundamental economic or corporate trends. As the situation in Iraq is clarified, we expect the end of the war will spur the economy and reduce the uncertainty hanging over the equity markets.

PORTFOLIO MANAGER INTERVIEW continued

However, we continue to see many cross-currents influencing the market and contributing to volatility. The encouraging factors include low interest rates, low inflation and the prospect of lower energy costs. We also believe consumer confidence could be restored by the expected positive outcome of the war with Iraq. Several less encouraging factors temper our view, however. We are concerned about the sustainability of higher levels of economic growth, given concerns about whether consumers can continue to spend at the relatively high levels of recent years. Moreover, equity funds have relatively low cash levels, which mean there is less fuel to drive market advances. Perhaps most importantly, stock prices are not cheap relative to historical levels, given the current economic and corporate outlooks.

As a result of the confluence of all these different factors, we anticipate continued volatility, which can be particularly challenging for a concentrated fund as market leadership among stocks can change quickly. However, we plan to continue to try to use the volatility to our advantage by capitalizing on disparities in the stock prices of companies in which we are interested.

We will remain focused on high-quality companies, but we foresee adding more aggressive growth stocks to the fund should we see a clearer picture that the economy is improving.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)[1]
		Year Ended September 30,
		2002[1]	2001[2]
CLASS A
Net asset value, beginning of period	$4.07	$4.95	$10.00
Income from investment operations
Net investment loss	-0.02	-0.06	-0.04
Net realized and unrealized gains or losses on securities	0.01	-0.82	-5.01
Total from investment operations	-0.01	-0.88	-5.05
Net asset value, end of period	$4.06	$4.07	$4.95
Total return[3]	-0.25%	-17.78%	-50.50%
Ratios and supplemental data
Net assets, end of period (thousands)	$51,825	$59,794	$97,212
Ratios to average net assets
Expenses[4]	1.91%[5]	1.58%	1.51%[5]
Net investment loss	-1.11%[5]	-1.07%	-0.66%[5]
Portfolio turnover rate	102%	211%	333%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from October 31, 2000 (commencement of class operations), through September 30, 2001.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)[1]
		Year Ended September 30,
		2002[1]	2001[2]
CLASS B
Net asset value, beginning of period	$4.00	$4.91	$10.00
Income from investment operations
Net investment loss	-0.04	-0.09	-0.08
Net realized and unrealized gains or losses on securities	0.02	-0.82	-5.01
Total from investment operations	-0.02	-0.91	-5.09
Net asset value, end of period	$3.98	$4.00	$4.91
Total return[3]	-0.50%	-18.53%	-50.90%
Ratios and supplemental data
Net assets, end of period (thousands)	$4,407	$4,700	$6,042
Ratios to average net assets
Expenses[4]	2.66%[5]	2.33%	2.27%[5]
Net investment loss	-1.86%[5]	-1.82%	-1.49%[5]
Portfolio turnover rate	102%	211%	333%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from October 31, 2000 (commencement of class operations), through September 30, 2001.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)[1]
		Year Ended September 30,
		2002[1]	2001[2]
CLASS C
Net asset value, beginning of period	$4.02	$4.92	$10.00
Income from investment operations
Net investment loss	-0.04	-0.09	-0.08
Net realized and unrealized gains or losses on securities	0.01	-0.81	-5.00
Total from investment operations	-0.03	-0.90	-5.08
Net asset value, end of period	$3.99	$4.02	$4.92
Total return[3]	-0.75%	-18.29%	-50.80%
Ratios and supplemental data
Net assets, end of period (thousands)	$1,384	$1,751	$2,056
Ratios to average net assets
Expenses[4]	2.65%[5]	2.33%	2.27%[5]
Net investment loss	-1.86%[5]	-1.82%	-1.45%[5]
Portfolio turnover rate	102%	211%	333%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from October 31, 2000 (commencement of class operations), through September 30, 2001.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)[1]
		Year Ended September 30,
		2002[1]	2001[2]
CLASS I3
Net asset value, beginning of period	$4.08	$4.96	$10.00
Income from investment operations
Net investment loss	-0.02	-0.04	-0.02
Net realized and unrealized gains or losses on securities	0.02	-0.84	-5.02
Total from investment operations	0	-0.88	-5.04
Net asset value, end of period	$4.08	$4.08	$4.96
Total return	0.00%	-17.74%	-50.40%
Ratios and supplemental data
Net assets, end of period (thousands)	$125	$57	$74
Ratios to average net assets
Expenses[4]	1.70%[5]	1.33%	1.26%[5]
Net investment loss	-0.85%[5]	-0.82%	-0.38%[5]
Portfolio turnover rate	102%	211%	333%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from October 31, 2000 (commencement of class operations), through September 30, 2001.

3.  Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS 97.9%
CONSUMER DISCRETIONARY 18.6%
Automobiles 1.1%
Harley-Davidson, Inc.	16,000	$ 635,360
Hotels, Restaurants & Leisure 3.2%
Panera Bread Co., Class A * (p)	61,000	1,859,890
Internet & Catalog Retail 2.7%
eBay, Inc. *	18,000	1,535,220
Media 5.0%
USA Interactive, Inc. * (p)	36,000	964,440
Viacom, Inc., Class B *	53,000	1,935,560
2,900,000
Multi-line Retail 2.5%
Target Corp.	48,000	1,404,480
Specialty Retail 4.1%
Staples, Inc. *	130,000	2,382,900
CONSUMER STAPLES 4.5%
Beverages 1.3%
PepsiCo, Inc.	19,000	760,000
Food Products 3.2%
McCormick & Co., Inc.	75,000	1,810,500
ENERGY 3.6%
Oil & Gas 3.6%
Devon Energy Corp. (p)	43,000	2,073,460
FINANCIALS 4.5%
Diversified Financials 4.5%
Citigroup, Inc.	75,000	2,583,750
HEALTH CARE 21.5%
Biotechnology 6.0%
Amgen, Inc. *	60,000	3,453,000
Health Care Equipment & Supplies 4.6%
Biomet, Inc. (p)	17,000	521,050
Boston Scientific Corp. * (p)	52,000	2,119,520
2,640,570
Pharmaceuticals 10.9%
Forest Laboratories, Inc. *	38,000	2,050,860
Pfizer, Inc.	102,000	3,178,320
Taro Pharmaceutical Industries, Ltd., Class A * (p)	8,000	306,240
Teva Pharmaceutical Industries, Ltd., ADR (p)	19,000	791,350
6,326,770
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
INDUSTRIALS 15.7%
Aerospace & Defense 1.3%
Lockheed Martin Corp.	16,200	$ 770,310
Commercial Services & Supplies 6.9%
Career Education Corp. *	55,000	2,690,600
First Data Corp.	35,000	1,295,350
3,985,950
Industrial Conglomerates 3.4%
3M Co.	15,000	1,950,450
Machinery 4.1%
Illinois Tool Works, Inc.	41,000	2,384,150
INFORMATION TECHNOLOGY 29.5%
Communications Equipment 6.5%
Cisco Systems, Inc. *	147,500	1,914,550
Nokia Corp., ADR (p)	130,000	1,821,300
3,735,850
Computers & Peripherals 3.2%
Dell Computer Corp. *	67,000	1,829,770
IT Consulting & Services 5.1%
Affiliated Computer Services, Inc., Class A *	67,100	2,969,846
Semiconductor Equipment & Products 5.6%
Intel Corp.	34,000	553,520
Texas Instruments, Inc.	136,700	2,237,779
Xilinx, Inc. *	20,000	468,200
3,259,499
Software 9.1%
Microsoft Corp.	106,000	2,566,260
Oracle Corp. *	247,300	2,682,958
5,249,218
Total Common Stocks		56,500,943
SHORT-TERM INVESTMENTS 19.0%
MUTUAL FUND SHARES 19.0%
Evergreen Institutional U.S. Government Money Market Fund (o)	1,934,378	1,934,378
Navigator Prime Portfolio (pp)	9,065,900	9,065,900
Total Short-Term Investments		11,000,278
Total Investments (cost $67,362,992) 116.9%		67,501,221
Other Assets and Liabilities (16.9%)		(9,760,239)
Net Assets 100.0%		$ 57,740,982
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

*	Non-income producing security
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
(o)	Evergreen Investment Management Company, LLC is the investment advisor to both the fund and the money market fund.

Summary of Abbreviations:
ADR	American Depository Receipt
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

March 31, 2003 (unaudited)

Assets
Identified cost of securities	$ 67,362,992
Net unrealized gains on securities	138,229

Market value of securities	67,501,221
Receivable for securities sold	151,646
Receivable for Fund shares sold	8,612
Receivable for securities lending income	2,707
Dividends receivable	44,483
Prepaid expenses and other assets	27,536

Total assets	67,736,205

Liabilities
Payable for securities purchased	770,466
Payable for Fund shares redeemed	141,524
Payable for securities on loan	9,065,900
Advisory fee payable	1,212
Distribution Plan expenses payable	597
Due to other related parties	162
Accrued expenses and other liabilities	15,362

Total liabilities	9,995,223

Net assets	$ 57,740,982

Net assets represented by
Paid-in capital	$ 136,249,054
Undistributed net investment loss	(378,389)
Accumulated net realized losses on securities	(78,267,912)
Net unrealized gains on securities	138,229

Total net assets	$ 57,740,982

Net assets consists of
Class A	$ 51,824,821
Class B	4,407,400
Class C	1,383,902
Class I	124,859

Total net assets	$ 57,740,982

Shares outstanding
Class A	12,764,749
Class B	1,108,078
Class C	346,718
Class I	30,601

Net asset value per share
Class A	$ 4.06
Class A -- Offering price (based on sales charge of 5.75%)	$ 4.31
Class B	$ 3.98
Class C	$ 3.99
Class C -- Offering price (based on sales charge of 1.00%)	$ 4.03
Class I	$ 4.08

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended March 31, 2003 (unaudited)

Investment income
Dividends (net of foreign withholding taxes of $6,373)	$ 255,852

Expenses
Advisory fee	240,053
Distribution Plan expenses
Class A	72,487
Class B	23,367
Class C	7,914
Administrative services fee	32,007
Transfer agent fee	261,832
Trustees' fees and expenses	448
Printing and postage expenses	14,550
Custodian fee	8,842
Registration and filing fees	16,449
Professional fees	8,771
Other	3,660

Total expenses	690,380
Less: Expense reductions	(161)
Fee waivers	(55,978)

Net expenses	634,241

Net investment loss	(378,389)

Net realized and unrealized gains or losses on securities
Net realized losses on securities	(6,908,795)
Net change in unrealized gains or losses on securities	7,252,050

Net realized and unrealized gains or losses on securities	343,255

Net decrease in net assets resulting from operations	$ (35,134)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended
	March 31, 2003		Year Ended
	(unaudited)		September 30, 2002

Operations
Net investment loss		$ (378,389)		$ (1,118,247)
Net realized losses on securities		(6,908,795)		(14,498,634)
Net change in unrealized gains or losses on securities		7,252,050		2,050,728

Net decrease in net assets resulting from operations		(35,134)		(13,566,153)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	489,689	2,097,925	782,272	4,268,608
Class B	79,877	329,715	340,510	1,755,087
Class C	12,951	53,123	123,650	667,090
Class I	26,865	117,359	16,903	82,026

		2,598,122		6,772,811

Automatic conversion of Class B shares to Class A shares
Class A	8,226	33,111	93,051	522,614
Class B	(8,376)	(33,111)	(94,060)	(522,614)

		0		0

Payment for shares redeemed
Class A	(2,423,594)	(10,100,189)	(5,820,271)	(30,189,796)
Class B	(137,673)	(559,797)	(302,586)	(1,464,336)
Class C	(102,172)	(419,809)	(105,283)	(543,053)
Class I	(10,162)	(43,782)	(17,856)	(92,269)

		(11,123,577)		(32,289,454)

Net decrease in net assets resulting from capital share transactions		(8,525,455)		(25,516,643)

Total decrease in net assets		(8,560,589)		(39,082,796)
Net assets
Beginning of period		66,301,571		105,384,367

End of period		$ 57,740,982		$ 66,301,571

Undistributed net investment income (loss)		$ (378,389)		$ 0

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Premier 20 Fund (the "Fund") is a non-diversified series of Evergreen Equity Trust (the "Trust"), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

The Fund offers Class A, Class B, Class C and Institutional ("Class I") shares. Class A shares are sold with a front-end sales charge and pay an ongoing distribution fee. Class B shares are sold without a front-end sales charge but are subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class C shares are sold with a front-end sales charge and are subject to a contingent deferred sales charge that is payable upon redemption within one year after the month of purchase. Both Class B and Class C shares pay a higher ongoing distribution fee than Class A. Class I shares are sold without a front-end sales charge or contingent deferred sales charge and do not pay a distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

c. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Dividend income is

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

d. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

e. Distributions

Distributions to shareholders from net investment income and net realized gains, if any, are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

f. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC ("EIMC"), an indirect, wholly-owned subsidiary of Wachovia Corporation ("Wachovia"), is the investment advisor to the Fund and is paid an annual fee of 0.75% of the Fund's average daily net assets.

From time to time, EIMC may voluntarily or contractually waive its fees and/or reimburse expenses in order to limit operating expenses. For any fee waivers and/or reimbursements made after January 1, 2003, EIMC may recoup any amounts waived and/or reimbursed up to a period of three years following the end of the fiscal year in which the fee waivers and/or reimbursements were made. During the six months ended March 31, 2003, the investment advisor waived its fees in the amount of $55,978 which represents 0.17% of the Fund's average daily net assets. Total amounts subject to recoupment as of March 31, 2003 were $20,247.

Evergreen Investment Services, Inc. ("EIS"), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund's average daily net assets.

Evergreen Service Company, LLC ("ESC"), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund. For the six months ended March 31, 2003, the transfer agent fees were equivalent to an annual rate of 0.82% of the Fund's average daily net assets.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the six months ended March 31, 2003, the Fund paid brokerage commissions of $75,442 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. ("EDI"), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 1.00% of the average daily net assets for Class B and Class C shares. On March 20, 2003, the Trustees of the Fund approved an increase to the annual maximum allowable charge for servicing and distribution fees on Class A shares from 0.25% to 0.30% of the average daily net assets of Class A shares. This increase became effective on either March 26, 2003 or March 27, 2003 for all Class A shares in the Evergreen fund family.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $64,394,566 and $73,813,798, respectively, for the six months ended March 31, 2003.

The Fund loaned securities during the six months ended March 31, 2003 to certain brokers. At March 31, 2003 the value of securities on loan and the value of collateral (including accrued interest) amounted to $8,553,758 and $9,065,900, respectively. During the six months ended March 31, 2003, the Fund earned $4,206 in income from securities lending.

On March 31, 2003, the aggregate cost of securities for federal income tax purposes was $67,362,992. The gross unrealized appreciation and depreciation on securities based on tax cost was $3,765,469 and $3,627,240, respectively, with a net unrealized appreciation of $138,229.

As of September 30, 2002, the Fund had $55,336,069 in capital loss carryovers for federal income tax purposes expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund's fiscal year are deemed to arise on the first business day of the following fiscal year. As of September 30, 2002, the Fund has incurred and elected to defer post-October losses of $14,361,364.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the Fund to borrow from, or lend money to, other participating funds. During the six months ended March 31, 2003, the Fund did not participate in the interfund lending program.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund's custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $161 which represents 0.00% of its average daily net assets.

8. DEFERRED TRUSTEES' FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees' deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund's Trustees' fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund's borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended March 31, 2003, the Fund had no borrowings under this agreement.

10. CONCENTRATION OF RISK

The Fund may invest a substantial portion of its assets in an industry or sector and, therefore, may be more affected by changes in that industry or sector than would be a comparable mutual fund that is not heavily weighted in any industry or sector.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

[1] Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 112 Evergreen funds.

[2] Mr. Wagoner is an "interested person" of the fund because of his ownership of shares in Wachovia Corporation, the parent to the fund's investment advisor.

[3] The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

[4] The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

[5] The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $229 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of March 31, 2003

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FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

For the fourth consecutive year, Evergreen Investments has earned the Dalbar Mutual Fund Service Award, which recognizes those firms that exceed industry norms in key service areas. The award symbolizes the achievement of the highest tier of shareholder service within our industry. For 2002, Evergreen Investments was ranked third overall.

566383   5/2003

Evergreen Investments 200 Berkeley Street Boston, MA 02116-5034